Exhibit 99.1

Sono-Tek Announces Third Quarter Results

(January 12, 2010 – Milton, NY) Sono-Tek Corporation (OTC BB:SOTK) today announced sales of $1,980,000 for the three months ended November 30, 2009, compared to sales of $1,582,000 for the same period last year, an increase of 25% and a record sales level for the Company. For the nine months ended November 30, 2009, the Company’s sales increased to $5,129,000 from $4,808,000 for the same period last year, an increase of 7%. The Company attributed the sales increases to the Company’s diversification program which was implemented last year and noted that the sales increase was across the board in newer markets such as coatings for solar and fuel cells, as well as established markets supplying coating systems for glass customers and medical device coating customers. Even the electronics industry, hard hit by the recession, has been showing signs of life in response to our newer products, the SonoFlux EZ and Servo.

As a result of increased sales and reduced costs, the Company reported net income of $135,000 for the three months ended November 30, 2009 as compared to a net loss of ($976,000) for the same period last year.  For the nine months ended November 30, 2009, the Company reported net income of $6,000 as compared to a net loss of ($1,284,000) for the same period last year.

According to Dr. Christopher L. Coccio, Chairman and CEO, “We are extremely pleased and thankful to see that the hard work we did last year and earlier this year has begun to pay off in increased revenues and profitability. It was a challenge to embark on a diversification program at a time when the economy was beginning to falter, but now, in hindsight, the results are what we had hoped for when we began the program. As we look ahead to the end of our fiscal year in February, we anticipate another strong quarter in terms of sales and income, and expect to finish the year with both a strong turnaround performance and a healthy backlog for the upcoming fiscal year.”

In addition, Dr. Joseph Riemer, President, who has taken personal leadership for the development of food industry applications reports, “In 2009, Sono-Tek successfully introduced industrial scale ultrasonic spray coating equipment to the food industry. The unique advantage of Sono-Tek’s technology, is superior transfer efficiency over conventional spraying systems. Accordingly, a controllable, uniform coating application layer of material ranging from a nano to micron thickness can be achieved, resulting in significant materials savings and a quick ROI. Of particular importance are our recent sales to the baked goods industry. This industry operates on a low margin – high volume basis. Our ultrasonic spray coating equipment enables manufacturers of baked goods to improve their margins through significant cost of goods savings. One of the Company’s goals is to expand upon and develop future sales growth from the global baked goods industry, and specifically from the sale of ultrasonic spray coating equipment  for de-panning oils, anti microbial solutions and decorative glazes. “

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions, the ability to enforce patents and the ability to achieve increased sales volume and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Sono-Tek Corporation
Selected Financial Data

Unaudited

	Nine Months Ended November 30,		Three Months Ended November 30,
	2009	2008	2009	2008

Net Sales	$5,128,933	$4,808,012	$1,980,321	$1,582,010

Net Income (Loss)	$6,353	$(1,284,038)	$135,233	$(976,284)

Basic Earnings (Loss) Per Share	$0.00	$(0.09)	$0.01	$(0.07)

Diluted Earnings (Loss) Per Share	$0.00	$(0.09)	$0.01	$(0.07)

Weighted Average Shares - Basic	14,414,889	14,372,056	14,415,214	14,386,864

Weighted Average Shares - Diluted	14,459,671	14,372,056	14,535,372	14,386,864